Stillwater Mining Announces Plans for Two Resource Development Projects Along the Stillwater Complex in Montana

BILLINGS, MT -- (Marketwire - November 17, 2010) - STILLWATER MINING COMPANY (NYSE: SWC) today announced plans to proceed with two mine resource delineation and development projects along the Stillwater Complex: the Graham Creek Project, immediately to the west of the Company's East Boulder Mine, and the Blitz Project, immediately to the east of the Company's Stillwater Mine.

Both projects lie within the boundaries of existing mining permits, and each would initially be serviced from existing mine infrastructure. Based on indications from historical surface delineation drilling in these areas, both proposed projects are viewed by the Company as having a high probability of ultimately adding significantly to the Company's probable PGM reserves.

Announcement of these projects fits well with the Company's pending acquisition of the Marathon PGM/Copper project located near the town of Marathon, Ontario, Canada, located at the north end of Lake Superior. As was announced earlier this week, the Marathon acquisition was overwhelmingly approved by Marathon shareholders at a general shareholder meeting this past Monday. Completion of planned permitting and development efforts at Marathon is expected to take about three years.

Over the next several years, the Graham Creek project aims to extend development of the East Boulder Mine ore resource about 7,900 feet further to the west. East Boulder Mine's tunnel boring machine (TBM), which was used about a decade ago to develop initial access to the JM Reef and then the west footwall lateral access paralleling the mineralized JM reef, has recently been re-commissioned for this new project. Initial work will assess the continuity and structural controls related to the JM Reef in this area on the far western end of the Stillwater Complex.

Based upon historical surface drilling and production experience to date at East Boulder, the project potentially could develop over time up to 6 million additional tons of ore grading on the order of 0.41 in-situ ounces per ton. Once the initial development is completed, any future mining in this area would require adding ventilation raises and additional infrastructure prior to beginning ore production. Costs to complete the TBM development drive and assess the PGM resource for the Graham Creek area are projected at about $8 million over the next five years. The project is expected to yield information on the Graham Creek resource as diamond drilling work is completed behind the TBM drive.

The Blitz project at the Stillwater Mine is designed to explore and define the PGM resource along the far eastern extent of the JM Reef. It will extend some 13,500 feet to the east of the existing Stillwater Mine via two conventionally driven footwall laterals from the 5000 and 5600 levels. Diamond drilling and geologic evaluation will be concurrent with footwall lateral advance on both levels.

Once the Blitz assessment project is completed, additional development will require excavating new ventilation raises to support bulk sampling, final pre-production development and eventual ore production. Based upon production experience to date and historical surface drilling, we believe the project has the potential over time to define up to 9.5 million additional tons of resource grading on the order of 0.71 ounces per ton. The project will begin to yield resource results within its first couple of years. Initial development and resource evaluation costs for the Blitz area are expected to total about $60 million to be spent over the next five or six years.

Commenting on the projects, Francis R. McAllister, Stillwater's Chairman and CEO, said, "Earlier this year we produced and published in our annual report an analysis entitled, The Case for Palladium. Based upon the report's conclusions regarding the outlook for palladium, we have taken a number of actions, including commissioning an internal engineering team to study tactical and strategic opportunities to develop new production along the Stillwater Complex.

"Historical surface drilling along the 28-mile extent of the Stillwater Complex confirmed continuous palladium and platinum mineralization essentially along the full extent of the JM Reef, but extensive portions of the reef still await more detailed delineation. The team reviewed the historical data and identified several potential resource development projects along the Stillwater Complex, of which the Graham Creek and Blitz projects were considered the most promising."

Concluding, McAllister added, "These two projects, coupled with the recent acquisition of the Marathon PGM/Copper project in Canada and the new recycling facilities commissioned in 2010 provide a robust growth profile for Stillwater over the next few years."

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the resource potential of undeveloped mining areas, the timing and cost of future development efforts, and the Company's potential future growth profile. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2009 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Gregory A. Wing
(406) 373-8700